Via Facsimile and U.S. Mail
Mail Stop 6010


September 27, 2005


Mr. Joseph F. Fisher
Executive Vice President and Chief Financial Officer
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke, Bermuda HM 08

Re:	Platinum Underwriters Holdings, Ltd.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 16, 2005
	File No.  001-31341

Dear Mr. Fisher,

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,


								Joel Parker
								Accounting Branch Chief